EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13D and any amendments thereto, whether heretofore or hereafter filed, relating to the securities of Creative Medical Technology Holdings, Inc. and hereby affirm that this Schedule 13D is being filed on behalf of each of the undersigned.

Dated: October 1, 2026	/s/ Timothy Warbington
Timothy Warbington

CREATIVE ACQUISITION CORP.

Dated: October 1, 2026	By:	/s/ Timothy Warbington
Timothy Warbington, Chairman and CEO